Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Organization

CDW LLC	Illinois
CDW Finance Corporation	Delaware
CDW Technologies, Inc.	Wisconsin
CDW Direct, LLC	Illinois
CDW Government LLC	Illinois
CDW Logistics, Inc.	Illinois